Exhibit 99.2

For Immediate Release	Media Contact:	Investor Contact:
June 9, 2010	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme and Carl Icahn Reach Agreement

CAMBRIDGE, Mass. — Genzyme Corporation (NASDAQ: GENZ) and Carl C. Icahn and certain of his affiliated private investment funds announced today an agreement to settle their proxy contest.  Under the agreement, the Icahn funds will withdraw its slate of four nominees for Genzyme’s board of directors and vote its Genzyme shares in favor of the company’s nominees, and Genzyme will appoint Steven Burakoff, M.D., and Eric Ende, M.D., to serve as directors immediately following its June 16 annual meeting of shareholders.

Dr. Burakoff, one of the Icahn funds’ nominees, is Professor of Medicine, Hematology and Medical Oncology at the Mount Sinai School of Medicine and Director of the Tisch Cancer Institute at the Mount Sinai Medical Center.  Dr. Ende, a participant in the Icahn funds’ proxy solicitation, is a former biotechnology analyst with Merrill Lynch & Co. Inc.

“Over the past year, we have made substantial progress in enacting operational and organizational changes to return to our historical path of sustainable growth,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “This agreement provides a pragmatic and constructive solution that allows us to focus on continuing to strengthen and build the company to create value for our shareholders.”

Carl Icahn said: “I am always pleased when a proxy fight can be avoided.  I believe Drs. Burakoff and Ende will add significant medical and financial expertise to the Genzyme board.  I am also very heartened that the Genzyme board recently brought on Ralph Whitworth, a longtime activist, as a director, and announced that Dennis Fenton will shortly be added to the board as well.”

Mr. Icahn went on to say that the addition of these four directors represents a good outcome for shareholders, who are now better represented on Genzyme’s board.  “New oversight at the director level will help this great company achieve its full potential,” said Mr. Icahn.

Genzyme’s board currently consists of ten members, all of whom have been nominated for re-election at the company’s annual meeting.  Following the appointment of Drs. Burakoff and Ende and Dennis M. Fenton, Ph.D., former executive vice president of operations at Amgen Inc., the company’s board will consist of 13 members.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.  In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Learn more about Genzyme’s progress moving forward and the people leading the changes by visiting www.GenzymeTransformation.com

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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